SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
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H. J. Heinz Company

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H. J. Heinz Company prepared the following materials.
Dear Heinz Europe employee:
I am writing today to urge you to help re-elect our Company’s strong, independent and highly-qualified Directors.
If you are a Heinz shareholder, your vote is more important than ever because our Company is in the midst of a proxy contest with Nelson Peltz and his Trian Group, who are attempting to gain control of more than 40 percent of our Company’s 12 Board seats after acquiring approximately 5.5 percent of Heinz’s shares earlier this year.
The outcome of this proxy contest is crucial for our entire Company, for Heinz Europe and for you and your families. Here’s why:
Heinz believes that Trian’s five nominees (Mr. Peltz, his son-in-law, his business partner, his close friend and one of his former employees) will represent his interests, not the interests of all Heinz shareholders and employees, if they are elected.
In addition, Heinz believes that Trian has proposed a poorly conceived, irresponsible and flawed plan that would cripple the Company through very large job cuts and substantially increased debt levels.
What could this mean for Heinz Europe?
•	The fact is that Trian has proposed at least $575 million of annual cost cuts across Heinz, a drastic and unrealistic level that Heinz believes could lead to job losses in Europe if its nominees are elected to our Board.
•	Trian’s plan also proposes that Heinz “fix Europe,” even though we have been implementing major changes in Europe over the past two years to streamline our organization, reduce costs responsibly and create a sharply-focused portfolio to drive profitable growth.
In light of those alarming proposals, I hope you agree that electing Trian’s nominees to replace five highly-qualified Heinz Directors would be a mistake for Heinz and for Heinz Europe.
Voting Procedures
If you are a Heinz shareholder, you should receive, if you haven’t already, Heinz’s 2006 Proxy Statement with your WHITE proxy voting card and a letter from Mellon Bank, which serves as the Trustee for the H. J. Heinz Company Employee Stock Ownership Plan/Employee Retirement and Savings Plan, and the H. J. Heinz Company SAVER Plan.
To re-elect all 12 of the Company’s Directors, you must vote the WHITE proxy card. Your Company’s nominees include Chairman, President and CEO Bill Johnson and 11 incumbent Heinz Directors that are strong, independent, highly qualified and focused on creating value for all Heinz shareholders.

Please follow these instructions to vote:
Fill out the WHITE card by checking the box FOR all 12 nominees, sign your name exactly as it appears on the WHITE proxy card and return it in the pre-addressed envelope that you have received. Please remember that you must affix postage on the envelope before mailing the proxy card.
To re-elect your Company’s Directors, you must use the WHITE proxy card and do not, under any circumstances, return or mark any gold card that you may receive in the mail. The gold card is the card from Trian.
If you have received a WHITE proxy card with instructions saying that you can vote via the Internet, you may try that option. If you experience any problems voting via the Internet, please report it to the Company immediately and vote by mail instead to ensure that your vote is received and counted.
In closing this letter, I want to emphasize that Heinz has the right plan, the right team in Europe and around the globe and the right Directors to ensure that our efforts to deliver Superior Value and Growth will succeed. In our view, the Company, our shareholders and our employees can’t afford the risk posed by the Peltz/Trian Group at this critical juncture for Heinz.
The Heinz team represents the best of the best – a team, including you – that is truly committed to doing what it takes to win with our customers and our consumers. This is your Company – and I know you care about its present and future as much as I do.
Thank you, as always, for your contributions to the success of Heinz, and remember, as you prepare to vote, that the “White Card is the Right Card!”
Sincerely,
Scott O’Hara